EXHIBIT 99.1

ALJ Regional Holdings, Inc. Appoints Julie Cavanna-Jerbic as New Director

NEW YORK, July 20, 2020 - ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) today announced that Julie Cavanna-Jerbic has been appointed as a new director on its Board of Directors (the “Board”), effective July 17, 2020. Ms. Cavanna-Jerbic will serve as a member of ALJ’s Audit Committee and Compensation, Nominating and Corporate Governance Committee.

Ms. Cavanna-Jerbic is currently the principal and founder of Iron Butterfly LLC, a consulting firm providing business advisory and executive education services which she founded in 2012. Since November 2012, Ms. Cavanna-Jerbic has served on the Supervisory (Audit) Committee of First Tech Federal Credit Union, and since August 2012, Ms. Cavanna-Jerbic has served as a member of the Board of Trustees, Morrissey Compton Educational Center. Prior to this, Ms. Cavanna-Jerbic held various positions at Hewlett Packard, including as the Chief Financial Officer & Vice President of Global Information Technology and the Chief Information Officer & Vice President of Information Technology and Integrations.

Mr. Ravich, Chief Executive Officer and Executive Chairman of ALJ, commented, “We warmly welcome Julie to ALJ’s Board. Julie has an in-depth understanding of financial controls and processes, extensive operational expertise and a wealth of experience. As ALJ grows, we need experienced leaders like Julie to help ensure our continued success.”

“I am looking forward to offering my input on how ALJ can sustain its continued growth and success well into the future.” said Ms. Cavanna-Jerbic.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States, (ii) Floors-N-More, LLC, d/b/a Carpets N' More, one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our financial projections, business growth and other statements including the words "will" and "expect" and similar expressions. You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC's website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.